Exhibit 10(xxxiii)

March 28, 2008

Steven W. Willensky

1937 Woodstock Road

Gates Mills, OH 44040

Dear Steve:

This Letter Agreement, together with Exhibit A (“General Release”) attached hereto (collectively, the “Agreement”), reflects our mutual understanding regarding your separation from employment as a result of your resignation from American Greetings Corporation (the “Company”, and together with its subsidiaries and affiliates, “American Greetings”) and sets forth the benefits that you will be eligible to receive under this Agreement.

1. Separation. You have advised us that you will resign from American Greetings as of the close of business on April 30, 2008 (the “Separation Date”). You acknowledge and agree that as of the Separation Date, you will cease to be an employee of American Greetings and will no longer be eligible for or receive any benefits of employment and that the only benefits you will receive from American Greetings are those described in this Agreement; provided, however, that this Agreement does not waive any benefits you may be eligible to receive under American Greetings’ Supplemental Executive Retirement Plan, any stock option plan, deferred compensation plan, or the Retirement Profit Sharing and Savings Plan. You acknowledge and agree that the benefits you will receive under this Agreement are intended by you and American Greetings to supersede all benefits payable to you upon termination of employment described in your employment offer letters dated August 19 and 23, 2002, and September 9, 2002, and that as of the Separation Date, these offer letters will no longer have any force and effect. You understand and acknowledge that as of the Separation Date, you shall have no authority or permission to hold yourself out as being in any way connected with or interested in the business of American Greetings or any of its subsidiaries and you will have no authority to take any action on behalf of or otherwise bind American Greetings.

2. Payments Through the Separation Date. Until the close of business on the Separation Date, you will continue to receive (i) salary payments at your current annual base salary rate (less applicable withholdings and deductions), paid in accordance with American Greetings’ payroll practices in the ordinary course; and (ii) the benefits at the level and of the type you currently receive.

3. Separation Benefits. If you sign the General Release in the form attached as Exhibit A, and it becomes effective as explained below, you will receive the following benefits, subject to the conditions and restrictions and in the manner and time frames described in this Section. You acknowledge and agree that certain of the benefits differ from and/or are greater than benefits you would otherwise be eligible to receive upon resignation, absent this Agreement.

a. Continued health care coverage, concurrently with COBRA, from the Separation Date through April 30, 2011, in the plan in which you are enrolled at the Separation Date, at the Senior Vice President active employee payroll deduction rate, as it may be changed from time-to-time. From April 30, 2011 until the later of when you or your wife, Judy Willensky, reaches the age of 65, continued health care coverage at the Senior Vice President level, but at the full age-adjusted rate, as it may be changed from time-to-time, with no Company contribution.

b. You will have continued use of your company car through June 30, 2008, at which time you will return the car to American Greetings.

c. You will continue your ownership interest in the executive life insurance plan provided by American Greetings until the assets in that plan are depleted.

d. Stock options granted to you prior to the Separation Date will continue to vest and be exercisable according to the terms of the stock option plan(s) through April 30, 2011, as if you were actively employed. All stock options not exercised as of April 30, 2011 will be forfeited.

4. Consulting Services. Following the Separation Date, American Greetings may engage you from time to time, at its discretion, to perform consulting services on dates that are mutually agreed upon. American Greetings will pay you $2,000 per day plus expenses for such consulting.

5. Confidentiality of this Agreement. You agree to keep confidential all terms of this Agreement that are not in the public domain at the time of your disclosure. You may, however, disclose the terms of this Agreement to your attorneys, accountants, tax advisors, and immediate family members (who must be informed of and agree to be bound by the terms of this paragraph), and any governmental taxing authority. American Greetings reserves the right to disclose the terms of this Agreement to comply with any governmental or regulatory disclosure obligation.

6. Confidentiality & Non-Disclosure. You acknowledge that you have an obligation of confidence and non-disclosure with respect to any and all confidential information and trade secrets that you acquired during the course of employment with American Greetings. This obligation of confidence and non-disclosure extends to both American Greetings’ information and third-party information held by American Greetings in confidence, and this obligation continues after the Separation Date. You are prohibited from using or disclosing such information. You agree that you will not accept or become employed or retained in any capacity whatsoever by any person or entity where such employment or other capacity requires you to disclose or use confidential information, or where such employment or other capacity will, or may cause or reasonably lead to, the inevitable, necessary or effective disclosure or use of confidential information whether through express, implicit, indirect, intentional or unintentional means. You also agree that you will return to American Greetings any and all American Greetings or its subsidiaries property and information that came into your possession, or which you prepared or helped prepare, in connection with or during your employment. You will not retain any copies of such property or information.

7. Reasonable Cooperation.

a. Transfer of job responsibilities. As directed by the senior management of American Greetings or its subsidiaries, you shall fully cooperate in transferring to designated American Greetings employees all of your responsibilities and duties with regard to American Greetings’ business operations, including but not limited to any powers of attorney executed by you or on your behalf for the benefit of American Greetings or any of its subsidiaries.

b. Legal matters. You agree to cooperate with American Greetings and its attorneys as may be reasonably required concerning any past, present or future legal matters that relate to or arise out of your employment with American Greetings, with the understanding that any meetings you are required to attend are scheduled during normal business hours at mutually agreeable times. You acknowledge that you have advised the Company’s General Counsel of all facts of which you are aware that constitute or might constitute violations of the Company’s ethical standards or legal obligations. The Company agrees to reimburse you for any and all reasonable costs and expenses (including but not limited to reasonable attorneys’ fees) you may incur in connection with such cooperation.

c. Indemnification. You shall be indemnified for acts and omissions occurring on or prior to the Separation Date to the fullest extent permitted under applicable law. You shall be covered under the Company’s directors’ and officers’ liability insurance policies in effect from time to time on the same basis that other former directors and officers are covered.

8. Non-Competition & Non-Solicitation. You acknowledge and agree that from the Separation Date through April 30, 2011, you will not enter into the employment or solicit any American Greetings’ employee to enter into the employment, directly or indirectly or in a consulting or free lance capacity, of any person, firm or corporation in the United States, Canada or Mexico, which designs, manufactures or sells products that are substantially similar in nature to the social expression products designed, manufactured or sold by American Greetings or any of its affiliated entities or subsidiaries. You agree that you have carefully considered the nature and extent of the restrictions upon you and acknowledge and agree that the same are reasonable in time and geographic limitation, are designed to eliminate competition which would otherwise be unfair to American Greetings, do not stifle your inherent skill and experience, would not operate as a bar to your sole means of support, are fully required to protect the legitimate interests of American Greetings and do not confer a benefit upon the company disproportionate to the detriment to you. You also acknowledge and agree that the remedy at law available to the Company for breach by you of any of your obligations under Sections 6 and/or 8 of this Agreement would be inadequate and that damages flowing from such a breach would not readily be susceptible to being measured in monetary terms. Accordingly, you acknowledge, consent and agree that, in addition to any other rights or remedies which American Greetings may have at law, in equity or under this Agreement, upon adequate proof of your violation of any provision of paragraphs 6 and/or 8 of this Agreement, American Greetings will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

9. Non-Disparagement. You agree not to disparage or denigrate American Greetings or its directors or executive officers orally or in writing. American Greetings agrees not to disparage or denigrate you orally or in writing, and agrees to use its reasonable best efforts to cause its directors and executive officers not to disparage or denigrate you. Notwithstanding this mutual, non-disparagement provision, it shall not be a violation of this Section 9 for any person to make truthful statements when required by order of a court or other body having jurisdiction, or as otherwise may be required by law.

10. No Admission of Liability. This Agreement is not intended to constitute and should not be construed as constituting an admission of fault, wrongdoing or liability by either party, but rather reflects the parties’ desire to fairly and amicably separate your employment, as well as to resolve fairly and amicably any disputes or claims.

11. Representations & Warranties. You represent and warrant that you have no interest or obligation that is inconsistent with or in conflict with this Agreement or that would prevent, limit or impair your performance of any part of this Agreement. You represent that as of the date you have signed this Agreement, you have not filed, directly or indirectly, nor caused to be filed, any Claims (as defined in the General Release) against American Greetings or the Releasees (as defined in the General Release) in any forum, including federal, state or local court or in arbitration, any administrative proceeding with any federal, state or local administrative agency, or American Greetings’ dispute resolution procedure (“Solutions”). You agree that should any administrative or third party pursue any claims on your behalf, you waive your right to any monetary or recovery of any kind.

12. Breach of Agreement. You agree that in the event you breach any of the terms of this Agreement, you will forfeit the benefits described in this Agreement, plus you will pay any expenses or damages incurred by American Greetings and/or its agents, officers, directors, employees, subsidiaries, divisions, affiliates, successors and assigns as a result of the breach, including reasonable attorneys’ fees.

13. Dispute Resolution. All disputes, claims, or controversies arising out of or in connection with this Agreement, your employment or its termination, including but not limited to those concerning workplace discrimination and all other statutory claims, shall exclusively be submitted to and determined by final and binding arbitration before a single arbitrator (“Arbitrator”) of the American Arbitration Association (“AAA”) in accordance with the association’s then current rules for the resolution of employment disputes (“the Rules”). The Arbitrator shall be selected in accordance with the Rules. The parties consent to the authority of the arbitrator, if the arbitrator so determines, to award fees and expenses (including legal fees) to the prevailing party in the arbitration. The following claims are not covered by the parties’ agreement to arbitrate claims under this provision: (i) Claims you may have for workers’ compensation and unemployment compensation benefits; and (ii) claims by either party for injunctive and/or other equitable relief, including without limitation the enforcement of Sections 6 and 8, as to which the parties understand and agree that either party may seek and obtain relief from a court of competent jurisdiction. You understand that the benefits set forth in this Agreement and your employment with American Greetings through the Separation Date are consideration for your acceptance of this arbitration provision. In addition, the promises by American Greetings and by you to arbitrate claims, rather than litigate them before courts or other bodies, provide consideration for each other.

14.	Entire Agreement.

a. This Agreement constitutes the entire understanding between you and American Greetings relating to the subject matter contained herein and this Agreement supersedes any previous agreement(s) that may have been made in connection with your employment with American Greetings. This Agreement may not be changed, modified, or altered without the express written consent of you and a senior officer of American Greetings.

b. American Greetings failure to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of, or deprive American Greetings of its right thereafter to insist upon strict adherence to that term or any other term of this Agreement. To be effective, any waiver must be in writing and signed by a senior officer of American Greetings.

15. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Ohio. If any part or section of this Agreement is found to be contrary to law or unenforceable, the remainder shall remain in force and effect. Furthermore, it is expressly understood and agreed that if a final determination is made by a court of law that the time or any other restriction contained in Section 8 above is an unenforceable restriction against you, then the provisions of Section 8 above shall not be rendered void but shall be deemed amended to apply as to such maximum time and to such other maximum extent as such court may determine or indicate to be enforceable. Alternatively, if any such court finds that any restriction contained in Section 8 above is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any other provision of this Agreement.

16.	Voluntary Agreement.

a. You acknowledge and agree that (i) you have read and understand each of the provisions of this Letter Agreement; ii) you are hereby advised to consult with an attorney prior to signing this Letter Agreement; and iii) you have at least 21 calendar days from the date of this Letter Agreement to review and consider your decision to sign it.

b) Once you sign this Agreement, you have 7 calendar days to revoke it. You may do so by delivering to the Company’s Senior Vice President of Human Resources written notice of your revocation with in the 7-day revocation period. This Agreement will be a valid and binding obligation to you on the 8th day after you sign it, provided that you have not revoked it during the 7-day revocation period.

17.	Voluntary General Release.

a. You acknowledge and agree that i) you will not sign the General Release attached as Exhibit A to this Letter Agreement until on or after the Separation Date; ii) you are hereby advised to consult with an attorney prior to signing the General Release; and iii) you have at least 21 calendar days from the date of this Letter Agreement to review and consider your decision to sign the General Release.

b. Once you sign the General Release, you will have 7 calendar days to revoke it. You may do so by delivering to the Company’s Senior Vice President of Human Resources written notice of your revocation within the 7-day revocation period. The General Release will become effective on the 8th day after you sign it; provided you have not revoked it during the 7-day revocation period.

18. Notices. All notices, requests and other communications under this Agreement and the General Release will be in writing (including facsimile or similar writing) to the applicable address (or to such other address as to which notice is give in accordance with this paragraph 18). Any such notice, request or other communication will be effective only when received by the receiving party.

If to you:	Steven Willensky 1937 Woodstock Road Gates Mills, OH 44040

If to the Company:	American Greetings Corporation ATTN: Senior Vice President of Human Resources One American Road Cleveland, OH 44144

19. Transferability. This Agreement shall be binding upon any successor to the Company, whether by merger, consolidation, purchase of assets or otherwise. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liability hereunder upon any person or entity, other than the parties hereto and their respective successors and assigns, which in your case will include your heirs and/or your estate.

20. Counterparts. This Agreement may be executed in counterparts.

Signed and Agreed to on behalf of American Greetings Corporation,

/s/ Zev Weiss
Zev Weiss, Chief Executive Officer

Attachment: Exhibit A (“General Release”)

cc:	Jeff Weiss, President and Chief Operating Officer

Catherine M. Kilbane, Senior Vice President, General Counsel and Secretary

Brian T. McGrath, Senior Vice President, Human Resources

I ACKNOWLEDGE AND AGREE THAT I HAVE BEEN ADVISED THAT THIS AGREEMENT IS A LEGAL DOCUMENT, AND HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT. I ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL PROVISIONS OF THIS AGREEMENT, AND AM VOLUNTARILY AND KNOWINGLY SIGNING THE AGREEMENT.

By:	/s/ Steven Willensky	Date:	3/28/08
Steven Willensky

EXHIBIT A

GENERAL RELEASE

In exchange for the benefits set forth in the Letter Agreement between American Greetings Corporation (the “Company”) and me dated March 28, 2008 (the “Letter Agreement”) and to be provided to me following the Effective Date (as defined below) of this General Release and my execution (without revocation) and delivery of this General Release, I hereby acknowledge, understand and agree as follows:

1.      a. On behalf of myself, my agents, assignees, attorneys, heirs, executors, and administrators, I hereby release American Greetings Corporation, and its predecessors, successors and assigns, its and their current and former parents, affiliates, subsidiaries, divisions and joint ventures; and all of their current and former officers, directors, employees, and agents, in their capacity as American Greetings Corporation representatives (individually and collectively, the “Releasees”) from any and all controversies, claims, demands, promises, actions, suits, grievances, proceedings, complaints, charges, liabilities, damages, debts, taxes, allowances, and remedies of any type, including but not limited to those arising out of my employment with the Company (individually and collectively, “Claims”) that I may have by reason of any matter, cause, act or omission. This release applies to Claims that I know about and those I may not know about occurring at any time on or before the date of execution of this General Release.

b. This General Release includes a release of all rights and Claims under, as amended, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the American with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification Act of 1989, the Sarbanes-Oxley Act of 2002, as well as any other federal, state, or local statute, regulation or common law regarding employment discrimination, termination, retaliation, equal opportunity, or wage and hour. I specifically understand that I am releasing Claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national original, citizenship, veteran status, disability and other legally protected categories.

c. This General Release also includes a release of any Claims for breach of contract, any tortious act or other civil wrong, attorneys’ fees, and all compensation and benefits claims including without limitation Claims concerning salary, bonus, and any award(s) grant(s), or purchase(s) under any equity and incentive compensation plan or program, and separation pay under American Greetings Corporation’s severance policy.

d. In addition, I am waiving my right to pursue any Claims against the Company and Releasees under any applicable dispute resolution procedure including any arbitration policy.

I acknowledge that this General Release is intended to include, without limitation, all Claims known or unknown that I have or may have against the Company and Releasees through the Effective Date of this General Release. Notwithstanding anything herein, I expressly reserve and do not release pursuant to this General Release (and the definition of “Claims” will not include): (i) my rights with respect to the enforcement of the Letter Agreement, including the right to receive the benefits and indemnifications specified in the Letter Agreement; (ii) my rights to the vested benefits (included to reimbursement of expenses) I may have, if any, under any American Greetings’ employee benefit plans and programs; (iii) any claim arising after the Effective Date of this General Release; and (iv) any right to indemnification pursuant to paragraph 7(c) of the Letter Agreement to the same extent provided to other senior executives of the Company.

2. I acknowledge that I have had at least 21 calendar days from the date of delivery of the Letter Agreement to consider the terms of the Letter Agreement and this General Release, that I have been advised to consult with an attorney regarding the terms of this General Release prior to executing it, that I fully understand all of the terms and conditions of this General Release, that I understand that nothing contained herein contains a waiver of claims arising after the date of execution of this General Release, and I am entering into this General Release knowingly, voluntarily and of my own free will. I further understand that my failure to sign this General Release and return such signed General Release to the Senior Vice President of Human Resources, American Greetings Corporation, One American Road, Cleveland, Ohio 44144 by 5:00 p.m. on the 22nd day after the Separation Date will render me ineligible for the benefits described herein in the Agreement.

3. I understand that once I sign and return this General Release to the Senior Vice President of Human Resources of American Greetings Corporation, I have 7 calendar days to revoke it. I may do so by delivering to the Senior Vice President of Human Resources, American Greetings Corporation, One American Road, Cleveland, Ohio 44144, written notice of my revocation within the 7-day revocation period (the “Revocation Period”). The General Release will become effective on the 8th day after I sign and return it to the Senior Vice President of Human Resources of American Greetings Corporation (“Effective Date”); provided that I have not revoked it during the Revocation Period.

I ACKNOWLEDGE AND AGREE THAT I HAVE BEEN ADVISED THAT THE AGREEMENT IS A LEGAL DOCUMENT, AND HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY CONCERNING THE AGREEMENT. I ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL PROVISIONS OF THIS AGREEMENT, AND AM VOLUNTARILY AND KNOWINGLY SIGNING THE AGREEMENT.

By:		Date:
Steven Willensky